Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the reference to our firm under the caption “Experts” in the Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of Citizens & Northern Corporation for the registration of 637,658 shares of its common stock, and to the incorporation by reference therein of our reports dated March 1, 2007 with respect to the consolidated financial statements and the effectiveness of Citizens & Northern Corporation’s internal control over financial reporting included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Parente Randolph, LLC
Williamsport, Pennsylvania
March 5, 2007